Exhibit 99.1

Press Contacts:	Audrey Bold	Steven Webb
	Energy Recovery, Inc.	Schwartz Communications, Inc.
	+1 510.746.2529	+1 415.817.2526
	abold@energyrecovery.com	ERI@schwartzcomm.com

NEW CHIEF FINANCIAL OFFICER FOR ENERGY RECOVERY INC

Alexander J. Buehler Joins ERI as Thomas Willardson Steps Down

SAN LEANDRO, Calif., April 15, 2011—Energy Recovery, Inc. (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination, today announced the departure of its chief financial officer, Thomas Willardson, effective May 23, 2011 and the appointment of Alexander Buehler as its new chief financial officer, effective the same day.

“Tom Willardson helped us achieve tremendous success during our IPO and we are appreciative of his valuable work throughout his time at ERI. We wish him the best in his new endeavor”, stated HP Michelet, ERI executive chairman.

Mr. Buehler is a highly analytical business executive with years of experience in corporate development and strategic planning as well as new product development, operations and manufacturing process optimization. He has substantial global water experience and was critical in a number of acquisitions into the oil & gas market. Mr. Buehler spent the last seven years at Insituform Technologies, Inc., a global, publicly traded (NASDAQ: INSU) company focused on the application of high-tech plastics to enhance water, mining and oil & gas infrastructure. While at Insituform, Alex held several strategic, executive level positions in the U.S and abroad.

“Alex is the ideal CFO for the next phase of Energy Recovery’s growth and diversification into new markets”, stated Tom Rooney, chief executive officer. “I believe Alex will help us achieve our goals of growing, driving profitability and diversifying into a number of new markets. I have had the pleasure of working with him in the past and highly appreciate his keen analytical mind and skills”, continued Rooney.

“As the leading energy recovery company in the water industry, I am excited to join ERI to help drive toward a path into other markets. ERI is the gold standard for energy efficiency in desalination”, stated Buehler. “The Company’s unique technology will help serve other industries and applications beyond water,” said Buehler. “I look forward to contributing to ERI’s success”, continued Buehler.

Mr. Buehler received his Bachelor of Science, Civil Engineering from the United States Military Academy, West Point and Master of Business Administration in Finance from the prestigious Wharton School.

About Energy Recovery Inc
Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery technologies include the PX Pressure Exchanger™ (PX™) devices, the ERI™ TurboCharger hydraulic turbine energy recovery devices and the ERI™ AquaBold™ and ERI™ AquaSpire™ high pressure pumps for desalination applications. In total, Energy Recovery has more than 12,000 devices installed; reducing the carbon footprint of desalination by saving 1 GW of energy and offsetting CO2 emissions by more than 5.2 million tons per year. The company is headquartered in the San Francisco Bay Area with offices in Detroit and in key desalination centers worldwide, including Madrid, Shanghai, and the United Arab Emirates. For more information about Energy Recovery, Inc. please visit www.energyrecovery.com.

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